EXHIBIT T3B

OPERATING AGREEMENT

OF

THE ELK HORN COAL COMPANY, LLC

(A Delaware Limited Liability Company)

This Operating Agreement (this “Agreement”) of The Elk Horn Coal Company, LLC (the “Company”), dated as of                         , 2003, has been adopted by the persons named as members on Annex A (each, a “Member” and collectively, the “Members”).

RECITALS

WHEREAS, Pen Holdings, Inc., a Tennessee corporation, and certain of its subsidiaries filed for reorganization under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Tennessee (the “Bankruptcy Court”).

WHEREAS, in connection with such reorganization, the Company was organized as a Delaware limited liability company by the filing of a certificate of formation on December 27, 2002 with the Secretary of State of the State of Delaware under and pursuant to the Act.

WHEREAS, the signatories hereto serve as the Co-Chairs of the Official Committee of the Company’s Unsecured Creditors, and the Bankruptcy Court has authorized the execution of this Agreement by such individuals on behalf of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Members agree as follows:

ARTICLE I - DEFINITIONS

1.01. Definitions. In addition to the terms defined in other provisions of this Agreement, including without limitation Section B.1 of Annex B, the following terms shall have the meanings set forth below unless the context requires otherwise:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor thereto.

“Agreement” means this Operating Agreement, as amended, modified, supplemented or restated from time to time.

“Capital Account” means the individual capital account maintained by the Company with respect to each of the Members as provided in Annex B.

“Capital Contribution” means the aggregate amount of cash and the fair market value of any property or services (as determined by the Managers and the Company) contributed by the Members to the Company as provided in Section 4.01.

“Certificate” means the certificate of formation of the Company filed on December 27, 2002 with the Secretary of State of the State of Delaware pursuant to the Act, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Disposition (Dispose)” means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation or other transfer, whether absolute or as security or encumbrance (including dispositions by operation of law).

“Indenture” means that certain Indenture, dated as of             , 2003, among the Company, the Guarantors party thereto and The Bank of New York, a New York banking corporation, as trustee.

“Independent Managers” mean Marc Solochek, Thomas Smith and any other Manager who is not an officer or employee of the Company.

“Managers” mean Marc Solochek, James Newman, Thomas Smith, and any other Person serving at the time as a manager of the Company as provided in this Agreement.

“Members” mean the Persons whose names are set forth as Members on Annex A.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, interests in Profits and Losses, rights to distributions (liquidating or otherwise), allocations, information, and to consent to or approve actions by the Company, all in accordance with the provisions of this Agreement and the Act.

“Percentage Interest” means the proportionate Membership Interest of a Member expressed as a percentage, as shown on Annex A.

“Person” means a natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, estate, association or other legal entity or organization.

“Proceeding” means any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, or any appeal thereof, the result of which may be that a court, arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, any Member, any Manager or any other Person subject to the jurisdiction of such court, arbitrator or governmental agency.

“Treasury Regulations” mean the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II - ORGANIZATION

2.01. Name. The name of the limited liability company shall be The Elk Horn Coal Company, LLC.

2.02. Formation. The Company was formed as a limited liability company in accordance with the Act and the Members agree to be bound by the terms of this Agreement. The filing of the Certificate with the Secretary of State of the State of Delaware by the person therein named as an “authorized person” within the meaning of the Act is hereby ratified.

2.03. Term. The Company shall be dissolved and its affairs wound up as provided in the Act and this Agreement on December 31, 2099, unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided by the Act.

2.04. Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

2.05. Qualification in Other Jurisdictions. The Members shall cause the Company to be qualified or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification or registration is required or desirable. The Managers, or an officer designated by the Managers, shall execute, deliver and file any amendment and/or restatement of the Certificate and any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.06. Principal Place of Business; Other Offices. The principal place of business of the Company shall be located at 544 South Lake Drive, Prestonsburg, Kentucky 41653 or at such other place as the Managers may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Managers may designate from time to time.

2.07. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be organized under the Act and engaging in any and all lawful activities necessary, convenient, desirable or incidental to the foregoing.

ARTICLE III - MEMBERSHIP INTERESTS

3.01. Initial and Subsequent Members; Disposition of Membership Interests. The Members of the Company are the Persons listed on Annex A. A Membership Interest shall be freely transferable subject to compliance with any applicable federal or state securities laws;

provided, however, a Member may not Dispose of its Membership Interest to any Person who competes, directly or indirectly, with the Company or any of its subsidiaries in the business of coal mining, preparation, marketing and leasing or is a customer of the Company unless such Disposition is previously approved in writing by the Managers.

3.02. Record Holders of Membership Interests. The Company shall be entitled to treat the Person in whose name a Membership Interest stands on the books of the Company as the absolute owner thereof and as a Member of the Company. The Company shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, whether or not the Company has express or other notice of any such claim.

3.03. New/Substitute Members. As a condition to the admission of any new or substitute Member, such Person shall agree to be bound by the terms, provisions and conditions of this Agreement by signing a counterpart of this Agreement and shall pay the reasonable costs and expenses of the Company in connection with such admission.

3.04. Status of Transferee. A transferee of all or part of a Member’s Membership Interest who is not admitted as a substitute Member shall be entitled only to receive those distributions, and the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Membership Interest transferred, but shall not have the rights of a Member of the Company under the Act or this Agreement, including, without limitation, and to the fullest extent permitted by the Act, the right to obtain any information on account of the Company’s transactions, to inspect the Company’s books or to vote with the Members on, or to grant or withhold consents or approvals of, any matter.

3.05. Lack of Authority. Except as otherwise set forth in this Agreement, no Member, in his, her or its capacity as such, shall have the authority or power to act for or on behalf of the Company or otherwise bind the Company in any way.

3.06. No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular assets of the Company.

ARTICLE IV - FINANCIAL AND TAX MATTERS

4.01. Capital Contributions. The Company shall keep a record of the Capital Contributions made to the Company by each Member. A Member shall not be required to make any Capital Contribution to the Company not specifically agreed upon in writing by such Member and the Company, or be obligated or required under any circumstances to restore any negative balance in his, her or its Capital Account.

4.02. Return of Contributions. No Member is entitled to the return of any part of such Member’s Capital Contribution, or to be paid interest in respect of such Member’s Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of the Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return such Member’s Capital Contributions.

4.03. Advances by Member. Any Member may agree, with the consent of the Managers, to loan funds to or guarantee obligations of the Company upon such terms as such parties may mutually agree upon. A loan to the Company or guarantee of its obligations by a Member shall not be deemed to be a Capital Contribution.

4.04. Capital Accounts. At all times while there is more than one Member, a Capital Account shall be established and maintained by the Company for each Member as provided in Annex B.

4.05. Profits and Losses. Profits and Losses for any fiscal year shall be allocated to the Members in proportion to their respective Percentage Interests.

4.06. Distributions. Except as otherwise provided in Article IX, the Managers may authorize the Company, at any time in the sole discretion of the Managers, to make distributions to the Members. All distributions, other than liquidating distributions, shall be made to the Members.

4.07. Establishment of Reserves. The Managers shall have the right and obligation to establish reasonable reserves for maintenance, improvements, acquisitions, capital expenditures and other contingencies, such reserves to be funded with such portion of the operating revenues of the Company as the Managers may deem necessary or appropriate for that purpose.

4.08. Tax Returns. The Managers shall arrange for the preparation of all tax returns required to be filed for the Company. The Members shall be entitled to receive, upon written request, copies of all Federal, state and local income tax returns and information returns, if any, which the Company is required to file. All information needed by the Members for income tax purposes shall be prepared by the Company’s accountants and furnished to the Members after the end of each taxable year of the Company.

4.09. Tax Elections.

(a) To the extent permitted by applicable tax law, the Company may make the following elections on the appropriate tax returns:

(1) to adopt the calendar year as the Company’s taxable year;

(2) to adopt the cash method of accounting and to keep the Company’s books and records on the income-tax method;

(3) if a transfer of a Membership Interest as described in Section 743 of the Code occurs, on written request of any transferee Member, or if a distribution of Company property is made on which gain described in Section 734(b)(1)(A) of the Code is recognized or there is an excess of adjusted basis as described in Section 734(b)(1)(B) of the Code, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(4) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company ratably over a period of 60 months as permitted by Sections 195 and 709(b) of the Code; and

(5) any other election the Managers may deem appropriate and in the best interest of the Members.

(b) Neither the Company nor any Manager or Member may make an election for the Company to be taxable as a corporation for Federal income tax purposes or to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

4.10. Tax Matters Partner. If the Company is subject to the consolidated audit procedures of Sections 6221 to 6234 of the Code, one of the Managers shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. The Company shall reimburse the tax matters partner for any costs incurred representing the interests of the Members in respect of Company tax matters.

4.11. Tax Withholding. Unless treated as a Tax Payment Loan (as defined below), any amount paid by the Company for or with respect to any Member on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (each a “Withholding Tax Act”) shall be treated as a distribution to such Member for all purposes of this Agreement. To the extent that the amount required to be remitted by the Company under a Withholding Tax Act exceeds the amount then otherwise distributable to such Member, the excess shall constitute a loan from the Company to such Member (a “Tax Payment Loan”). Each Tax Payment Loan shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the applicable Federal short-term rate under Section 1274(d)(1) of the Code, determined and compounded semiannually. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future distributions due to any such Member under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Member and then to the repayment of the principal of all Tax Payment Loans of such Member. The Members shall take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this subsection.

ARTICLE V - MANAGEMENT

5.01. Management by Managers and Officers.

(a) Exclusive Responsibility. Except as otherwise provided herein, the management of the business and affairs of the Company shall be the sole and complete responsibility of the Managers. Other than as expressly provided herein, the Members, as such, shall not take part in, or interfere in any manner with, the management, conduct or control of the business and affairs of the Company, and shall not have any right or authority to act for or bind the Company.

(b) Delegation. The Managers may delegate the right, power and authority to manage the day-to-day business, affairs, operations and activities of the Company to any officer, employee, consultant or agent of the Company, subject to the ultimate direction, control and supervision of the Managers. If the Managers appoint an officer of the Company with a title that is commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Managers. Any number of offices may be held by the same Person.

(c) Initial Officers. The initial officers of the Company, as of the date hereof, shall be James Newman, who shall serve as the Chief Executive Officer of the Company, and Jim Orcutt, who shall serve as Chief Financial Officer of the Company. In their respective capacities, Mr. Newman and Mr. Orcutt shall have such authority and duties that are normally associated with their respective positions, subject to Sections 5.02 and 5.03 of this Agreement and any other specific delegation of authority and duties subsequently made by the Managers.

(d) Compensation Matters. The Members shall not receive any compensation from the Company for services provided to the Company in their capacity as Members. The officers of the Company shall be entitled to receive from the Company, in any fiscal year, such salaries and other compensation payable in such periodic installments as the Managers shall approve and determine. All determinations regarding the amount and form of compensation to be paid to James Newman in his capacity as the Chief Executive Officer of the Company and the timing of any such payments must be approved by all of the Independent Managers.

(e) Management Bonus Pool. With respect to any fiscal year, the Independent Managers may, but shall not be obligated to, approve a management bonus pool for the officers and other employees of the Company (the “Management Bonus Pool”). Unless the Independent Managers determine otherwise, each Management Bonus Pool shall be prepared by the Company’s officers and submitted by the Company’s Chief Executive Officer to the Independent Managers for approval. The amount of such Management Bonus Pool shall be equal to a percentage of the operating income of the Company or such other method as is agreed upon by the Independent Managers. The participants in the Management Bonus Pool and each such participant’s share of such Management Bonus Pool for such fiscal year shall be approved by the Independent Managers.

(f) Material Items. The Managers shall be solely responsible for the review and approval of the Company’s annual budget. Notwithstanding anything to the contrary in this Agreement, without the prior approval of the Managers, under no circumstances shall the Company have the authority to do any of the following:

(1) execute or enter any contract pursuant to which the Company’s annual payments thereunder exceed $100,000;

(2) incur liabilities, borrow money, or issue notes, bonds or other obligations for an amount in excess of $500,000 in each instance;

(3) enter into any new line of business; or

(4) execute or enter into any contract that involves the annual receipt by the Company of anticipated consideration in excess of $500,000.

(g) Manager’s Standard of Care. Each of the Managers shall discharge its duties to the Company and the Members in good faith and with that degree of care that an ordinarily prudent Person in a similar position would use under similar circumstances. In discharging its duties, each Manager shall be fully protected in relying in good faith upon such information, opinions, reports or statements by any Person as to matters the Managers reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(h) Resignation; Removal of Managers. Any Manager may resign at any time for any reason and Members representing at least a majority of the then current Percentage Interests in the Company may appoint a substitute Manager. Any Manager may be removed for Cause (as such term is defined in such Manager’s employment, consulting or similar agreement with the Company) by the Members representing at least a majority of the then current Percentage Interests of the Company at any time and may be removed for any reason other than Cause at any annual meeting of the Members upon a vote of the Members representing at least a majority of the then current Percentage Interests in the Company. In each instance, the Members representing at least a majority of the then current Percentage Interests in the Company shall thereafter appoint a substitute Manager. Notwithstanding the foregoing, so long as the Notes (as such term is defined in the Indenture) remain outstanding, the holders of the Notes shall have the right to replace any of the Managers as set forth in the Indenture.

5.02. Action by Managers.

(a) Required Vote. A quorum for the transaction of business at any meeting of the Managers shall exist if a majority of the Managers are present at the meeting, and the affirmative vote or consent of a majority of all of the Managers present at such Meeting shall be the act of the Managers.

(b) Consent in Lieu of Meeting. Unless otherwise restricted by law or this Agreement, any action required or permitted to be taken at a meeting of the Managers may be taken without any meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a majority of all of the Managers, and an executed copy of such consent is filed in the Company’s minute book.

5.03. Non-exclusive Service. The Managers need not devote services to the Company on a substantially full time basis and need only devote so much time to the Company’s activities as each such Manager determines, in his, her or its sole discretion, to be necessary for the efficient conduct thereof.

5.04. Conflicts of Interest.

(a) Other Business Opportunities. Subject to the other express provisions of this Agreement, the Managers may engage in and possess interests in other business ventures of any and every type and description, independently or with others, except those in competition with the Company, with no obligation to offer to the Company or the Members or Managers the right to participate therein.

(b) Interested Transactions. A contract or transaction between the Company and the Managers or the Company’s officers or between the Company and another domestic or foreign association in which the Managers or the Company’s officers have a management role or a financial or other interest, shall not be void or voidable solely for that reason, or solely because such Managers or such officer participates in the authorization of the contract or transaction, if the contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by the Managers or the Members as the case may be, and

(1) the material facts as to the relationship or interest and as to the transaction are disclosed to or known by the no-interested Managers and such Managers authorize the contract or the transaction; or

(2) the material facts as to the relationship or interest and as to the transaction are disclosed to or known by the Members and the contract or transaction is specifically approved by the Members.

5.05. Limitation of Liability. The Managers shall not be personally liable, as such, for monetary damages (other than under criminal statutes and under Federal, state and local laws imposing liability on managers for the payment of taxes) for any action taken, or any failure to take any action, unless the person’s conduct constitutes gross negligence, willful misconduct, bad faith or fraud. No amendment or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any person who is or was a Manager of the Company for or with respect to any acts or omissions of such Manager occurring prior to the effective date of such amendment or repeal. If the Act is amended to permit a Delaware limited liability company to provide greater protection from personal liability for its managers than the express terms of this Section, this Section shall be construed to provide for such greater protection.

ARTICLE VI - RIGHTS AND OBLIGATIONS OF MEMBER

6.01. Matters Requiring Member Approval. Without the affirmative vote or consent of Members representing at least a majority of then-current aggregate Percentage Interests in the Company, the Company shall not, and shall not permit any of its subsidiaries to:

(a) effect any merger, consolidation or share exchange into or with any other Person, or any other similar business combination transaction, including a sale of all or substantially all assets, involving the Company or any of its subsidiaries or effect any financial restructuring of the Company;

(b) effect any voluntary filing for bankruptcy of the Company or any of its subsidiaries or any event that would cause a dissolution or winding up of the Company or any of its subsidiaries or any consent by the Company or any of its subsidiaries to any action brought by any other Person relating to any of the foregoing;

(c) other than equity securities issued upon exercise of convertible securities approved pursuant to this Section 6.01, effect any authorization, sale and/or issuance by the Company of any Membership Interests or other equity securities, whether in a private or public offering, including an initial public offering, or the grant, sale or issuance of other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for Membership Interests or other equity securities, whether or not presently convertible, exchangeable or exercisable;

(d) effect any repurchase or redemption by the Company of any of its Membership Interests or other debt or equity securities;

(e) terminate or remove James Newman as the Chief Executive Officer of the Company or Marc Solochek as the Chairman of the Company or either of their respective successors; provided, however, that the Managers may terminate such Persons without such Member approval if the termination constitutes a termination for Cause (as such term is defined in each such Person’s employment, consulting or similar agreement with the Company); or

(f) effect any change in the amount or type of compensation paid by the Company to Marc Solochek as the Chairman of the Company or to his successor.

6.02. Voting Rights. Each Member shall be entitled to vote on any action required by this Agreement to be taken by vote of the Members. Except as otherwise provided in this Agreement, the affirmative vote of the Members representing at least a majority of the then-current aggregate Percentage Interests in the Company shall constitute the act of the Members.

6.03. Annual Meetings. For each fiscal year beginning on or after December 31, 2003, the Members will hold an annual meeting at a place and time on any weekday that is not a holiday and that is not more than 150 days after the end of such fiscal year as designated by the Managers and stated in the notice of the meeting. At each annual meeting, the Members will elect the Managers of the Company and transact such other business as may properly be brought before the meeting. So long as Marc Solochek and James Newman are serving as Managers of the Company, (i) each shall be nominated as a Manager prior to each subsequent annual meeting and shall be submitted to the Members for approval at each such meeting and (ii) they both shall agree upon an individual to be nominated as the third Manager of the Company prior to each annual meeting and such person shall be submitted to the Members for approval at such annual meeting. At least 30 days prior to each such annual meeting, the Company will deliver a proxy statement to each Member that sets forth each of the matters to be voted upon at such meeting.

The proxy statement shall contain such information as is required by Regulation 14A promulgated by the Securities and Exchange Commission as if the Company was subject thereto and required to comply therewith. To the extent that any two Managers agree that either Marc Solochek or James Newman should not be re-elected as a Manager, such Managers shall have the right, but not the obligation, to disclose this determination and the reasons therefor to the Members in the proxy statement. Such Managers shall then nominate an alternative Manager nominee to stand for election against either Mr. Solochek or Mr. Newman at the annual meeting. Such alternative Manager nominee shall stand for election only against the Manager he is being nominated to replace and whoever receives the most votes between those two individuals at the annual meeting shall be elected to fill the vacancy in question.

6.04. Special Meetings. A meeting of the Members for any purpose shall be called by the Chief Executive Officer of the Company at the request in writing of either a majority of the Managers or Members representing at least one-third of the then-current Percentage Interests in the Company. Such request of the Managers or the Members shall state the purpose or purposes of the proposed meeting.

6.05. Action by Consent. Unless otherwise provided, any action required or permitted to be taken by vote at a meeting of the Members may be taken without a meeting, without prior notice, and without a vote, upon the consent of the Members representing at least a majority of the then-current aggregate Percentage Interests in the Company. The consent shall be in writing or in electronic form and shall be filed with the Managers.

6.06. Liability of Members. The Members shall not be liable for the debts, obligations or liabilities of the Company except to the extent required by the Act.

ARTICLE VII - INDEMNIFICATION OF MANAGERS, OFFICERS

AND OTHER AUTHORIZED REPRESENTATIVES

7.01. Indemnification. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that the Person is or was a Manager or an officer of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee, agent, fiduciary or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement in connection with the action or proceeding unless the act or failure to act by the Person giving rise to the claim for indemnification is determined by a court to have constituted gross negligence, willful misconduct, bad faith or fraud. The Company shall have the power to indemnify employees and agents of the Company on the same basis as provided in this section with respect to the Managers and officers, and to advance expenses to employees and agents on the same basis as provided in Section 7.02, as the Managers may from time to time determine or authorize.

7.02. Advancement of Expenses. Expenses (including without limitation attorneys’ fees) incurred by any Person who was or is a Manager or an officer of the Company in defending any action or proceeding referred to in Section 7.01 shall automatically be paid by the Company, without the need for action by the Managers, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Person to repay the amount advanced if it shall ultimately be determined that the Person is not entitled to be indemnified by the Company.

7.03. Exception. Notwithstanding anything in this Article VII to the contrary, the Company shall not be obligated to indemnify any Person under Section 7.01 or advance expenses under Section 7.02 with respect to proceedings, claims or actions commenced by any Person, other than mandatory counterclaims and affirmative defenses.

7.04. Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article VII shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of the Members, approval of the Managers, or otherwise, both as to actions in the Person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a Person who has ceased to be a Manager or an officer and shall inure to the benefit of the heirs, executors and administrators of the Person. If the Act is amended to permit a Delaware limited liability company to provide greater rights to indemnification and advancement of expenses for its managers and officers than the express terms of this Article VII, this Article VII shall be construed to provide for such greater rights.

7.05. Contract. The duties of the Company to indemnify and to advance expenses to the Managers or an officer as provided in this Article VII shall be in the nature of a contract between the Company and each such Person, and no amendment or repeal of any provision of this Article VII shall alter, to the detriment of such Person, the right of the Person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to the amendment or repeal or the termination of the service of the Person as the Manager or officer, whichever is earlier.

ARTICLE VIII - BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01. Maintenance of Books.

(a) Financial Records. The Company shall keep books and records of accounts which shall be maintained on a cash basis, or such other method as is required for Federal income tax purposes, in accordance with the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.04.

(b) Company Records. In addition to the financial records required to be maintained under subsection (a), the Company shall keep the following records:

(1) A list setting forth the full name and last known mailing address of each of the Members and the Managers.

(2) A copy of the Certificate and all amendments thereto.

(3) Copies of all of the Company’s Federal, state and local income tax returns and annual financial statements.

(4) Copies of the currently effective written Operating Agreement, and all amendments thereto, and copies of any operating agreements no longer in effect.

(5) Minutes of the proceedings of the Members and the Managers.

(c) Right to Inspection. Each Member shall have the right at all reasonable times upon reasonable notice to the Managers to examine and copy, at such Member’s sole expense, the books and records of the Company referenced in Sections 8.01(a) and (b) above.

8.02. Reports.

(a) General. The Managers shall be responsible for the preparation of financial reports of the Company and for the coordination of the financial matters of the Company with the Company’s certified public accountants. The financial statements described in subsections (b) and (c) shall be prepared in accordance with accounting principles generally employed when financial records are kept on the cash basis. The Company shall bear the costs of preparing the reports required by subsections (b) and (c).

(b) Reports to Members. The Company shall furnish to the Members all annual and quarterly financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, as applicable, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information, a report thereon by the Company’s independent accountants; provided, however, that (x) such quarterly financial information may be prepared in accordance with generally accepted accounting principles, (y) such quarterly financial information shall be furnished within 60 days following the end of each fiscal quarter of the Company and (z) such annual financial information shall be furnished within 120 days following the end of the fiscal year of the Company.

(c) Other Reports. The Managers also may cause to be prepared or delivered such other reports as the Managers, in their sole discretion, may deem appropriate.

8.03. Financial Accounts. The Managers shall establish and maintain one or more separate bank and investment accounts in the Company’s name with financial institutions and firms that the Managers determine. The Managers may not commingle the Company’s funds with the funds of the Managers; provided however, that Company funds may be invested in a manner the same as or similar to the Managers’ investment of the Managers’ own funds or investments.

ARTICLE IX - DISSOLUTION, LIQUIDATION, AND TERMINATION

9.01. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(1) the affirmative vote or consent of the Members representing at least a majority of the then-current aggregate Percentage Interests in the Company; or

(2) the entry of an order of judicial dissolution of the Company under Section 18-802 of the Act.

9.02. Liquidation and Termination.

(a) Procedure. Upon dissolution of the Company, the Managers shall act as liquidator or may appoint one or more representatives as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. The steps to be accomplished by the liquidator are as follows:

(1) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(2) the liquidator shall first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company to its creditors (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine), all in accordance with the provisions of the Act as may be applicable;

(3) after all of the payments required by paragraph (2) have been made, any remaining assets of the Company shall be distributed to the Members as follows:

(i) the liquidator may sell any or all Company property to any third party, and any resulting gain or loss from each sale shall be computed and allocated to the respective Capital Accounts of the Members;

(ii) the liquidator may sell any or all Company property to any Member; provided that the transaction is conducted on an arm’s-length basis; provided further that the liquidator shall deliver a notice of the proposed sale setting forth all of the material terms thereof to all of the Members; each such Member shall then be given a period of ten (10) days following the delivery of such notice to submit a proposal to purchase the property in question and the liquidator shall choose the bid that it believes is in the best interests of the Members; any resulting gain or loss from each sale shall be computed and allocated to the respective Capital Accounts of the Members;

(iii) with respect to all Company property that has not been sold, the fair market value of such property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated to the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution;

(iv) after completion of the steps in subparagraphs (i) and (ii), the remaining assets shall be distributed to each Member in an amount equal to the credit balance in such Member’s Capital Account, after giving effect to all contributions, distributions and allocations for all periods; and

(v) any remaining assets shall be distributed to the Members in proportion to their Percentage Interests.

(b) Distributions. All distributions in kind to the Members under this section shall be made subject to the liability of each distributee for costs, expenses, and liabilities relating to the assets distributed in kind theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributees pursuant to this section. The distribution of cash and/or property to a Member in accordance with the provisions of this section constitutes a complete return to such Member of its Capital Contributions and a complete distribution to such Member of its Membership Interest in all the Company’s property.

9.03. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that a deficit, if any, in the Capital Account of a Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to a Member in proportion to such Member’s Percentage Interest, upon dissolution of the Company such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

9.04. Certificate of Cancellation. On completion of the liquidation of Company assets as provided herein, the Company’s existence shall be terminated, and the Managers (or such other person or persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X - GENERAL PROVISIONS

10.01. Notices.

(a) To the Members. Any notice required to be given to the Members under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof:

(1) By first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of each such Member appearing on the books of the Company. Notice pursuant to this paragraph shall be deemed to have been given to each Member when deposited in the United States mail or with a courier service for delivery to such Member.

(2) By facsimile transmission, e-mail or other electronic communication to each Member’s facsimile number or address for e-mail or other electronic communications supplied by such Member to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to a Member when sent.

(b) To a Manager or the Company. Any notice to the Company or James Newman must be given at the following address: 544 South Lake Drive, Prestonsburg, Kentucky 41653. Any notice to Marc Solochek must be given at the following address: 501 Tenth Avenue, Huntington, West Virginia 25701-2728. Any notice to Thomas Smith must be given at the following address: P.O. Box 216, 183 Earl Street, Prestonsburg, Kentucky 41653. Any notice to any Person who is subsequently elected to serve as a Manager shall be sent to the address for such Person as it appears on the Company’s books and records.

10.02. Entire Agreement. This Agreement constitutes the entire agreement among the Members and the Company with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

10.03. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement shall not be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the period of the applicable statute of limitations has run.

10.04. Amendment. This Agreement and the Certificate may be amended from time to time only with the approval of the Members holding a majority of the then-current Percentage Interests. This Agreement, as it may be amended from time to time, shall be binding on any person who at the time is a Member, regardless of whether or not the person has executed this Agreement or any amendment hereto.

10.05. Binding Effect and Rights of Third Parties. This Agreement has been adopted to govern the operation of the Company, and shall be binding on and inure to the benefit of the Members and their respective heirs, personal representatives, successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person, except a Person entitled to indemnification, contribution or advancement of expenses under Article VII. Except and only to the extent provided by applicable statute no such creditor or other Person shall have any rights under this Agreement.

10.06. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the conflicts of laws rules of such jurisdiction

10.07. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

10.08. Arbitration. All disputes arising under this Agreement shall promptly be submitted to arbitration in New York, New York, before one arbitrator in accordance with the rules of the American Arbitration Association. The arbitrator may assess costs, including counsel fees, in such manner as the arbitrator deems fair and equitable. The award of the arbitrator shall be final and binding upon all parties, and judgment upon the award may be entered in any court of competent jurisdiction.

10.09. Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. All references to articles and sections refer to articles and sections of this Agreement, and all references to annexes are to annexes attached hereto, each of which is made a part hereof for all purposes. The headings in this Agreement are for convenience only and they do not form a part of this Agreement and shall not affect its interpretation.

10.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterpart or counterparts, individually or taken together, bears the signatures of all of the initial Members.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

Thomas Tracy, Co-Chair of the Official Committee of Unsecured Creditors

George Lynch, Co-Chair of the Official Committee of Unsecured Creditors

S-1

Annex A

Members and Addresses	Percentage Interests

A-1

Annex B

FINANCIAL AND TAX MATTERS

B.1. Definitions. In addition to the terms defined in other provisions of this Agreement, including without limitation Section 1.01, the following terms shall have the meanings set forth below:

“Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments (i) increasing the Capital Account by any amounts that the Member is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. §§ 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) reducing the Capital Account by the items described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are closed.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” shall mean for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers, and if the Company uses the “remedial allocation method” under Treas. Reg. § 1.704-3(d) with respect to any asset, Depreciation for that asset shall be computed in accordance with Treas. Reg. § 1.704-3(d)(2).

“Excess Nonrecourse Liabilities” has the same meaning as set forth in Treas. Reg. § 1.752-3(a)(3).

“Gross Asset Value” with respect to any asset shall mean the asset’s adjusted basis for Federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Company.

(2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times:

(i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution of money or other property;

(ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company;

(iii) the liquidation of the Company for Federal income tax purposes within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g);

except that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(3) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(4) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of those assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m) and Section B.2, except that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent the Managers determine that an adjustment pursuant to paragraph (2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

(5) If the Gross Asset Value of an asset has been determined pursuant to paragraphs (1), (2), or (4), that Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to that asset for purposes of computing Profits and Losses.

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” set forth in Treas. Reg. §§ 1.704-2(b)(4) and 1.704-2(i).

“Member Nonrecourse Debt Minimum Gain” shall have the same meaning as “partner nonrecourse debt minimum gain” set forth in Treas. Reg. § 1.704-2(i) and shall be determined in accordance with the principles of that Section.

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” set forth in Treas. Reg. §§ 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” are deductions having the meaning set forth in Treas. Reg. §§ 1.704-2(b)(1) and 1.704-2(c).

“Profits and Losses” shall mean for each taxable year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with Code § 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss.

(2) Any expenditures of the Company described in Code § 705(a)(2)(B) or that are treated as Code § 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss.

(3) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2), (3) or (4) of the definition of Gross Asset Value, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses.

(4) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value.

(5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the taxable year or other period, computed in accordance with the definition of Depreciation under this Agreement.

(6) Notwithstanding the above, any items that are specially allocated pursuant to Sections B.5, B.6 or B.7 shall not be taken into account in computing Profits and Losses.

B.2. Preparation and Maintenance of Capital Accounts.

(a) The Capital Account for each Member shall:

(1) be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Profits and any other Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), and

(2) be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations of Losses and any other Company loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. § 1.704-(1)(b)(2)(iv)(g).

(b) The Members’ Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g). On the transfer or all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(1).

B.3. Profits. After giving effect to the special allocations set forth in Sections B.5 and B.6, Profits for any taxable year shall be allocated to the Members in proportion to their Percentage Interests.

B.4. Losses. After giving effect to the special allocations set forth in Sections B.5 and B.6, Losses for any taxable year shall be allocated as set forth in paragraph (1) below, subject to the limitation in paragraph (2) below.

(1) Losses for any taxable year shall be allocated to the Members in proportion to their Percentage Interests.

(2) The Losses allocated pursuant to paragraph (1) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to paragraph (1), the limitation set forth in this paragraph (2) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. § 1.704-1(b)(2)(ii)(d).

B.5. Special Allocations. The following special allocations shall be made in the following order:

(1) Minimum Gain Chargeback. Notwithstanding any other provision of this Annex B, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treas. Reg. § 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section B.5(1) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(2) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section B.5(1), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treas. Reg. § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. § 1.704-2(i)(4). This Section B.5(2) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) that would create an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section B.5(3) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section B.5(3) were not in the Agreement.

(4) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Company taxable year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B.5(4) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if Section B.5(3) and this Section B.5(4) were not in the Agreement.

(5) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.

(6) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i).

(7) Excess Nonrecourse Liabilities. The Excess Nonrecourse Liabilities of the Company shall be allocated among the Members in accordance with their respective Percentage Interests.

B.6. Curative Allocations. The allocations set forth in Section B.4(2) and in Section B.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treas. Reg. § 1.704-1(b). Notwithstanding any other provisions of this Agreement (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits, Losses, and items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain, and (ii) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Nonrecourse Debt Minimum Gain.

B.7. Tax Allocations: Code Section 704(c).

(a) In accordance with Code § 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to allocations pursuant to this Section B.7 shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section B.7 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

B.8. Miscellaneous Allocation Provisions.

(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code § 706 and the Treasury Regulations promulgated thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

B.9. Allocations on Dissolution. Notwithstanding any other provision of this Agreement to the contrary, in the event of a dissolution of the Company, a sale or exchange of all or substantially all of its assets, or a conversion of the Company to a corporation, Profits and Losses for the taxable year that includes such event shall be allocated among the Members in such manner as to cause their Capital Accounts, as closely as possible, to be proportionate to their Percentage Interests.